SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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CORINTHIAN COLLEGES, INC.

(Name of Registrant as Specified In Its Charter)

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October 13, 2004

Dear Fellow Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2004 Annual Meeting of Stockholders of Corinthian Colleges, Inc. to be held at the DoubleTree Club Hotel, California Ballroom, 7 Hutton Centre Drive, Santa Ana, California 92707, on November 18, 2004 at 10:00 a.m., local time. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting.

During the Annual Meeting, stockholders will view a presentation by Corinthian’s senior management and vote on the matters set forth in the Notice on the following page. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage paid envelope. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We look forward to seeing you on November 18, 2004 and urge you to return your proxy card as soon as possible.

Sincerely,

David G. Moore

Chairman of the Board and Chief Executive Officer

CORINTHIAN COLLEGES, INC.

6 Hutton Centre Drive, Suite 400

Santa Ana, CA 92707 (714) 427-3000

Notice of Annual Meeting of Stockholders to be held on November 18, 2004

TO THE STOCKHOLDERS OF CORINTHIAN COLLEGES, INC.:

The Annual Meeting of Stockholders of Corinthian Colleges, Inc. (the “Company”) will be held at 10:00 a.m., California time, on November 18, 2004, at the DoubleTree Club Hotel, California Ballroom, 7 Hutton Centre Drive, Santa Ana, California 92707, for the following purposes:

1. To elect three Class III directors to the Company’s Board of Directors for a three-year term expiring at the Annual Meeting of Stockholders in 2007;

2. To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending June 30, 2005; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on October 1, 2004 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors,

David G. Moore

Chairman of the Board and Chief Executive Officer

Santa Ana, California

October 13, 2004

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE.

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Corinthian Colleges, Inc., a Delaware corporation (the “Company” or “Corinthian”), for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., California time, on November 18, 2004, at the DoubleTree Club Hotel, California Ballroom, 7 Hutton Centre Drive, Santa Ana, California 92707, and any adjournments thereof. This Proxy Statement and accompanying form of proxy were first sent to stockholders on or about October 13, 2004.

All share numbers and share prices provided in this Proxy Statement have been adjusted to reflect the two-for-one stock splits of the shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), effected in the form of stock dividends in December 2000, May 2002 and March 2004.

Record Date and Outstanding Shares

The Board of Directors has fixed the close of business on October 1, 2004, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. As of the Record Date, Corinthian had outstanding 90,381,055 shares of Common Stock. Each of the outstanding shares of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

Voting of Proxies

Dennis N. Beal and Dennis L. Devereux, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors to serve in such capacity. Messrs. Beal and Devereux are both executive officers of Corinthian. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of Corinthian of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

Required Vote

Directors. A plurality of the shares of Common Stock voted in person or by proxy is required to elect the nominees for directors. A plurality means that the three nominees receiving the largest number of votes cast will be elected. Stockholders will not be allowed to cumulate their votes in the election of directors.

Ratification of Auditors. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy is required to ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as Corinthian’s independent auditors. A properly executed proxy marked “Abstain” with respect to the proposal to ratify Ernst & Young LLP as the Company’s independent auditor will not be voted, although it will be counted for purposes of determining whether a quorum is present. Accordingly, an abstention will have the same effect as a vote against this proposal.

Voting by Street Name Holders

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as “broker non-votes”).

Quorum and Broker Non-Votes

The required quorum for transaction of business at the Annual Meeting will be a majority of the shares entitled to vote that are issued and outstanding as of the Record Date. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated that it does not have discretionary voting authority, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

Summary Annual Report to Stockholders

Corinthian’s Annual Report for the fiscal year ended June 30, 2004 contains financial and other information pertaining to Corinthian and is being furnished on Form 10-K to stockholders simultaneously with this Proxy Statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Corinthian’s Board of Directors currently consists of seven directors. Corinthian’s Certificate of Incorporation provides that the Board of Directors shall be classified with respect to the terms for which its members hold office by dividing the members into three classes. At the Annual Meeting, three Class III directors will be elected, each for a term of three years expiring at Corinthian’s Annual Meeting of Stockholders in 2007. Each of the nominees, David G. Moore, Jack D. Massimino and Hank Adler, are presently serving as directors of Corinthian. Hank Adler was elected to the Board of Directors on August 24, 2004. The Board of Directors recommends that the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as directors of Corinthian. See “Nominees” below. The four remaining directors whose terms of office do not expire in 2004 will continue to serve after the Annual Meeting until such time as their respective terms of office expire or their successors are duly elected and qualified. See “Other Directors” below. If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named as proxies on the proxy card will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee will be unable or decline to serve as a director if elected.

Nominees

The names of the nominees for the office of director and certain information concerning such nominees are set forth below:

David G. Moore, age 66, is one of the founders of Corinthian and has served as Chief Executive Officer, as well as a member of the Board of Directors, since the Company’s inception in July 1995. In August of 2001, Mr. Moore was elected Chairman of the Board. In addition, he served as the Company’s President from its inception until October 2002. Immediately prior to forming the Company, he was President of a subsidiary of National Education Corporation (“NEC”). From 1992 to 1994, Mr. Moore served as President of DeVry Institute of Technology in Los Angeles, where he developed DeVry’s West Coast growth strategy. From 1980 to 1992 he was employed by Mott Community College in Flint, Michigan, where he was President from 1984 to 1992. From 1960 to 1980 Mr. Moore served a distinguished career in the U.S. Army, retiring at the rank of Colonel. Mr. Moore received a Bachelor of Arts in Political Science from Seattle University and Master of Business

Administration from the University of Puget Sound. He has also completed the Management of Higher Education Program at Harvard University, post graduate studies in Higher Education Management at the University of Michigan and graduate study and research in Computer Science at Kansas State University.

Jack D. Massimino, age 55, became a member of the Board of Directors effective upon the completion of Corinthian’s initial public offering in February 1999. He is a member of the Audit and Compensation Committees of the Board. Mr. Massimino is retired and manages his personal investment portfolio. He was President and Chief Executive Officer of Talbert Medical Management Corporation, a publicly traded physician practice management company from 1995 through late 1997. Prior to his association with Talbert, Mr. Massimino was Executive Vice President and Chief Operations Officer of FHP International Corporation, a multi-state, publicly-traded HMO, with revenues of approximately $4 billion at the time of his service. He also served in other executive positions after joining FHP in 1988, including Senior Vice President and Vice President, Corporate Development. Prior to such time, Mr. Massimino held other executive positions in the healthcare field starting in the mid-1970’s. He received a Bachelor of Arts in Psychology from California Western University and earned a Master’s Degree in Management from the American Graduate School for International Management. Mr. Massimino has served on several boards, including Talbert Medical Management Corporation, FHP, Inc., Texas Health Plans, Great States Insurance Company, Art Institute of Southern California, Thunderbird World Business Advisory Council and the Orange County Business Committee for the Arts.

Hank Adler, age 58, was elected to the Board of Directors on August 24, 2004. He was appointed to the Board’s Audit Committee on August 30, 2004. Mr. Adler is currently an assistant professor of accounting at Chapman University. Prior to his retirement from Deloitte & Touche, LLP in 2003, Mr. Adler was a partner with that firm, where he had been employed for over 30 years. He specialized in tax accounting and served as client service and tax partner for a variety of public and private companies. He received a Bachelor of Science in Accounting and a Master of Business Administration from the University of California, Los Angeles. Mr. Adler is a board member of Hoag Hospital Memorial Presbyterian, chairs the Toshiba Senior Classic charity event, a PGA Senior Tour championship event, and, in the 1990s, served on the board of trustees and as president of the Irvine Unified School District.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE NOMINEES FOR ELECTION AS CLASS III DIRECTORS.

Other Directors

The following persons will continue to serve as directors of Corinthian after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are elected and qualified.

Loyal Wilson, age 56, has served as a member of the Board of Directors since Corinthian’s inception in July 1995. He is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board. Mr. Wilson is a Class I director whose term of office will expire at the annual meeting of the Company’s stockholders in November 2005. He has been a Managing General Partner of Primus Venture Partners since 1983 and a Managing Director of Primus Venture Partners, Inc. since 1993. In those capacities, Mr. Wilson has overseen investments by various venture funds controlled by those entities in numerous private companies. From 1975 to 1983, Mr. Wilson was employed by First Chicago Corporation. He is also a Director of STERIS Corporation and Marlin Business Services Corp. and was formerly a Director of DeVry, Inc. He received a Bachelor of Arts in Economics from the University of North Carolina and a Masters in Business Administration from Indiana University.

Michael P. Berry, age 56, has served as a member of the Board of Directors since August 2002. He is also a member of both the Audit Committee and Nominating and Corporate Governance Committee of the Board. Mr. Berry is a Class I director whose term of office will expire at the annual meeting of the Company’s stockholders in November 2005. Mr. Berry is currently the President of Michael P. Berry Consulting and

Investments, a Boston-based firm specializing in consulting of the hospitality industry, including mergers and acquisitions, and investing in capital for small projects and charitable organizations. Prior to starting his consulting business in 2004, Mr. Berry had served as the President and Chief Operating Officer of Back Bay Restaurant Group, Inc. since September 2003. Prior to that, Mr. Berry served as President and Chief Operating Officer of the restaurant division of The Cheesecake Factory Incorporated from May 2002 to September 2003. Before joining The Cheesecake Factory, Mr. Berry served as President of Barnes and Noble Booksellers from February 2001 to May 2002. Previously, Mr. Berry was Senior Vice President of Operations for The Disneyland Resort and Downtown Disney from January 1998 to February 2001 and Vice President of Food Operations and Concept Development from April 1996 to January 1998. Before joining Disney, Mr. Berry held senior positions at Harvard University, the University of California at Irvine and the University of California at Los Angeles. Mr. Berry received a Bachelor of Arts from the University of New Hampshire, and has served on numerous charities and foundations focusing on education, AIDS and hunger.

Paul R. St. Pierre, age 59, is one of the founders of Corinthian, and, until his retirement as an executive officer of the Company on June 30, 2003, served as Corinthian’s Executive Vice President, Marketing & Admissions. Mr. St. Pierre has been a member of the Board of Directors since the Company’s inception in July 1995, and was elected Vice Chairman of the Board of Directors in January 2003. Mr. St. Pierre is a Class II director whose term of office will expire at the annual meeting of the Company’s stockholders in November 2006. Prior to the Company’s founding in 1995, he was employed by a subsidiary of NEC from 1991 to 1995. His first assignment at NEC was as School President for its San Bernardino, California campus. Subsequently, he held corporate assignments as Director of Special Projects, Vice President of Operations for the Learning Institutes Group (the largest colleges owned by NEC) and as Vice President, Marketing & Admissions for NEC. From 1986 to 1991, Mr. St. Pierre was employed by Allied Education Corporation, initially as School Director, but the majority of the period as Regional Operations Manager. He was employed as School Director at Watterson College in 1985. From 1982 to 1985, Mr. St. Pierre was Executive Vice President and Partner for University Consulting Associates, principally responsible for the marketing and sales of education services, on a contract basis, to institutions of higher education. He was previously employed, from 1980 to 1982, as Division Manager for the Institute for Professional Development, a division of Apollo Group. Mr. St. Pierre received a Bachelor of Arts in Philosophy from Stonehill College, a Master of Arts in Philosophy from Villanova University and is a Ph.D. candidate in Philosophy at Marquette University.

Linda Arey Skladany, Esq., age 59, became a member of the Board of Directors effective upon the completion of Corinthian’s initial public offering in February 1999. She is a member of the Compensation Committee and Nominating and Corporate Governance Committee of the Board. Ms. Skladany is a Class II director whose term of office will expire at the annual meeting of the Company’s stockholders in November 2006. Ms. Skladany retired in April 2003 from her position as Senior Associate Commissioner, the Office of External Relations at the United States Food and Drug Administration, a position she had held since June 2002. Prior to that time, she was Vice President for Congressional Relations at Parry, Romani, DeConcini & Symms, a Washington D.C. lobbying firm, from 1995 to June 2002. Ms. Skladany joined the Reagan administration in 1981 as Special Assistant, first to the Secretary of Education and then later to the United States Attorney General, before joining the United States Department of Transportation as Director of the Executive Secretariat under Secretary Elizabeth Dole. In 1985, Ms. Skladany joined President Reagan’s White House staff as Special Assistant to the President and Deputy Director of the White House Office of Public Liaison. In 1988, President Reagan appointed Ms. Skladany to the Advisory Committee for Trade Negotiation. She was later appointed by Presidents Reagan and Bush, respectively, to the positions of Commissioner and Acting Chair of the Occupational Safety and Health Review Commission. From 1990 to 1995, Ms. Skladany was a legislative attorney and of counsel with the law firm of Holland and Hart. From 1993 to 1995, she also served as Executive Director of the Foundation for Environmental and Economic Progress. In 1994, Governor George Allen of Virginia appointed her to a four-year term on the Board of Visitors of the College of William and Mary. Ms. Skladany earned a Bachelor of Arts in Education from the College of William and Mary, a Master of Arts in Education from Wake Forest University and a Juris Doctorate from the University of Richmond Law School. She has been admitted to the bar in Virginia and the District of Columbia.

Director Compensation

Each non-employee director is paid an annual fee of $20,000 for his or her services as a director, and $1,000 for each Board of Directors meeting attended. Each regular member of the Compensation Committee receives $1,000 for each Compensation Committee meeting attended; the Chairperson of the Compensation Committee receives $2,000 for each Compensation Committee meeting attended. Each regular member of the Audit Committee receives $2,000 for each Audit Committee meeting attended; the Chairperson of the Audit Committee receives $3,000 for each Audit Committee meeting attended. All non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board of Directors meetings and committee meetings. New non-employee directors elected or appointed at any time other than at the August Board meeting will receive an initial pro-rated stock option grant in an amount equal to the product of (i) the percentage of the year remaining until the next regularly scheduled August Board meeting, and (ii) 12,000. Each non-employee director of the company automatically receives an annual grant of 12,000 options at the August meeting of the Board. These stock options are granted at the then-current market price, and vest immediately but will not be exercisable until the one-year anniversary of the grant date.

Attendance At Meetings

The Board of Directors met in person or conducted telephonic meetings a total of ten times during fiscal year 2004. During that same period, the Board acted thirteen times by unanimous written consent. Each director attended more than 75% of all Board meetings and applicable Committee meetings held during the fiscal year.

Board members are encouraged to attend the Annual Meeting of stockholders. All current Board members who were on the Board of Directors last year attended last year’s Annual Meeting of Stockholders. In addition, regular executive sessions of non-employee directors are scheduled to be held at least twice during each fiscal year.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors has determined that Mr. Adler, Mr. Berry, Mr. Massimino, Ms. Skladany and Mr. Wilson are “independent” under applicable Nasdaq listing standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, including that each such director is free of any relationship that would interfere with his or her individual exercise of independent judgment. These directors are the only directors who serve on committees of the Board.

Audit Committee. The Audit Committee is currently comprised of Mr. Massimino, Mr. Berry and Mr. Adler, each of whom is an “independent director” as defined in the Nasdaq listing standards and in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board of Directors has also determined that each of Messrs. Massimino, Berry and Adler is an “audit committee financial expert,” as such term is defined in Regulation S-K, Item 401(h) promulgated under the Securities Exchange Act of 1934, as amended. Prior to August 2004, the members of the Audit Committee were Mr. Massimino, Mr. Berry, Ms. Skladany and Mr. Wilson. In August 2004, Mr. Adler was appointed to the Audit Committee, and Ms. Skladany and Mr. Wilson resigned from the Committee. The Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which was attached to the Proxy Statement for the annual meeting of stockholders held in November 2003. A copy of the Charter can also be viewed under the heading “Investor Relations” on the Company’s website at www.cci.edu. The Audit Committee is responsible for reviewing the internal accounting procedures of the Company and the results and scope of the audit and other services provided by the Company’s independent auditors, consulting with the Company’s independent auditors and retaining the Company’s independent auditors. The Audit Committee met six times during the fiscal year ended June 30, 2004. Each member of the Audit Committee who was a member at the time of such meetings attended these meetings.

Compensation Committee. The Compensation Committee is currently comprised of Mr. Wilson, Mr. Massimino and Ms. Skladany. Prior to August 2004, the members of the Compensation Committee were Mr. Wilson, Mr. Massimino, Ms. Skladany and Mr. Berry. The Compensation Committee has the authority to supervise all of the matters related to the compensation of executive officers of the Company, including determining policies and practices, changes in compensation and benefits for management, and all other matters relating to executive compensation. The Compensation Committee also administers the Company’s 1998 Performance Award Plan, as amended, the Company’s 2003 Performance Award Plan and the Company’s Employee Stock Purchase Plan. The Compensation Committee met five times during the fiscal year ended June 30, 2004. Each member of the Compensation Committee who was a member at the time of such meetings attended those meetings.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board was established in August 2004. The Nominating Committee currently has three members: Ms. Skladany, Mr. Wilson and Mr. Berry, each of whom is an “independent director” as defined in applicable Nasdaq rules. The Nominating Committee operates under a written charter adopted by our Board of Directors in August 2004, a copy of which is available on the Company’s website at www.cci.edu under the heading “Investor Relations”. The Nominating Committee’s functions include identifying qualified individuals to become Board members, determining the composition of the Board of Directors and its committees, monitoring a process to assess Board effectiveness and reviewing director compensation.

In its assessment of potential board member candidates, the Nominating Committee will review the nominees’ experience and independence, the current needs of the Board, and such other factors as the Committee may determine are pertinent in light of the needs of the Board at the time. The Committee will also take into account the ability of a person to devote the time and effort necessary to fulfill his or her responsibilities. Nominees may be suggested to the Committee by other directors, members of management, as well as by Company stockholders. The Committee also has authority to engage third party consultants to help identify or evaluate potential director nominees. In considering nominees to the Board, the Nominating Committee shall select individuals who have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the stockholders.

The Nominating Committee will consider stockholder recommendations for candidates to serve on the Board. The Nominating Committee’s evaluation does not vary based on whether or not a candidate is recommended by a stockholder. In order to provide the Nominating Committee time to evaluate candidates prior to submission to the stockholders for vote at the 2005 Annual Meeting, stockholders desiring to recommend a candidate must submit a recommendation to the Secretary of the Company at the Company’s corporate office no later than the close of business on June 15, 2005. The recommendation must contain the following: the name, residence and business address of the nominating stockholder; a representation that the stockholder is a record holder of Company stock or holds Company stock through a broker and the number of shares held; information regarding each nominee which would be required to be included in a proxy statement, including a statement of qualifications of the recommended person; a description of any arrangements or understandings between and among the stockholder and each nominee; and the written consent of each nominee to serve as a director, if elected.

One nominee for election to the Board this year has not been previously elected by the stockholders to serve as a director. This nominee, Hank Adler, was elected by the Board effective August 24, 2004. Prior to the formation of the Nominating Committee, the Company retained a leading professional search firm, Spencer Stuart, to help identify, evaluate and review potential nominees, and such firm identified and recommended Mr. Adler. Members of the Board and certain members of management also met with Mr. Adler numerous times prior to his election to the Board.

Shareholder Communications

Any stockholder wishing to communicate with the Board, or any individual director, may write to the Board of Directors or such individual director, as applicable, c/o the Corporate Secretary of the Company, at 6 Hutton Centre Drive, Suite 400, Santa Ana, California 92707. The Corporate Secretary will forward these communications directly to the individual director specified, or if none, to the Chairman of the Board.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all Corinthian employees, including the Company’s principal financial officers, which meets the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. A copy of the code can be viewed under the heading “Investor Relations” on the Company’s website at www.cci.edu.

Lawsuits

Since July 8, 2004, various putative class action lawsuits have been filed in the United States District Court for the Central District of California by certain alleged purchasers of Corinthian common stock against Corinthian and David Moore, Dennis Beal, Paul St. Pierre and Anthony Digiovanni, all of whom are current or former executive officers of Corinthian. The cases purportedly are brought on behalf of all persons who acquired Corinthian shares during a specified class period from August 27, 2003 through either June 23, 2004 or July 30, 2004, depending on the complaint. The complaints allege that, in violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by the Securities and Exchange Commission (the “SEC”), the defendants made certain material misrepresentations and failed to disclose certain material facts about the condition of Corinthian’s business and prospects during the putative class period, causing the respective plaintiffs to purchase Corinthian Common Stock at artificially inflated prices. The plaintiffs further claim that Messrs. Moore, Beal, St. Pierre and Digiovanni are liable under Section 20(a) of the Securities Exchange Act. The plaintiffs seek unspecified amounts in damages, interest, and costs, as well as other relief. Corinthian believes the complaints are without merit and intends to vigorously defend itself and its current and former executive officers against them.

Between July 21, 2004 and July 23, 2004, two purported shareholder derivative actions were filed in the Orange County, California Superior Court against David Moore, Dennis Beal, Dennis Devereux, Beth Wilson, Mary Barry, Stan Mortensen, Bruce Deyong, Loyal Wilson, Jack Massimino, Linda Skladany, Paul St. Pierre, Michael Berry, and Anthony Digiovanni, and Corinthian as a nominal defendant. Each individual defendant is one of our current or former executive officers and/or directors. The lawsuits allege breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, and violations of the California corporations code, essentially based on the same allegations of conduct complained of in the foregoing securities class action complaints. Although the derivative lawsuits are brought nominally on behalf of Corinthian, Corinthian believes the complaints are without merit and intends to vigorously defend its directors and current and former executive officers against them.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires Corinthian’s officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of Corinthian’s equity securities to file reports of ownership and changes in ownership with the SEC. Based solely on a review of the forms it has received, Corinthian believes that during fiscal 2004 all Section 16 filing’s applicable to its officers, directors and 10% beneficial owners were timely made by such persons.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides information concerning the annual and long-term compensation for services in all capacities to Corinthian for the fiscal years ended June 30, 2004, June 30, 2003 and June 30, 2002 for our chief executive officer and our next four most highly compensated executive officers (collectively, the “Named Executive Officers”).

	Fiscal Year	Annual Compensation				Long-Term Compensation	All Other Compensation ($)(5)
Name and Principal Position		Salary ($)	Bonus ($)	Other Annual Compensation($)		Securities Underlying Options(#)(4)
David G. Moore	2004	575,000	-0-	*		150,000	9,910
Chairman and Chief	2003	450,000	657,000	*		150,000	9,253
Executive Officer	2002	375,000	457,400	*		300,000	6,342

Dennis L. Devereux	2004	370,000	-0-	*		150,000	10,086
Executive Vice President,	2003	351,500	513,190	*		150,000	7,927
Administrative Services	2002	250,000	305,000	*		300,000	5,718

Beth Wilson	2004	325,000	36,595	*		150,000	9,903
Executive Vice President,	2003	270,000	393,660	*		150,000	8,267
Operations	2002	225,000	269,436	*		300,000	-0-

Bruce Deyong(1)	2004	250,000	192,000	*		80,000	9,499
President and	2003	200,000	264,600	*		80,000	7,939
Chief Operating Officer,	2002	175,000	233,374	325,183	(3)	120,000	7,046
Corinthian Schools, Inc.

Timothy T. Schutz(2)	2004	230,000	229,425	*		80,000	-0-
President and	2003	200,000	220,000	278,784	(3)	100,000	-0-
Chief Operating Officer,
Titan Schools, Inc.

*	Does not exceed reporting thresholds for perquisites and other personal benefits as set by the SEC.
(1)	Mr. Deyong is President and Chief Operating Officer of Corinthian Schools, Inc., a Delaware corporation and wholly-owned operating subsidiary of the Company, and is included as a Named Executive Officer pursuant to Regulation S-K, Item 402 (a)(3), promulgated under the Securities Exchange Act of 1934, as amended.
(2)	Mr. Schutz is President and Chief Operating Officer of Titan Schools, Inc., a Delaware corporation and wholly-owned operating subsidiary of the Company, and is included as a Named Executive Officer pursuant to Regulation S-K, Item 402 (a)(3), promulgated under the Securities Exchange Act of 1934, as amended. Mr. Schutz joined the Company in July 2002, at the beginning of fiscal year 2003.
(3)	Consists of temporary living expense reimbursement, relocation costs, one-time cost of living adjustment and gross-up to offset additional taxes associated with such amounts.
(4)	All option amounts have been adjusted to reflect the Company’s 2-for-1 stock splits effected in the form of stock dividends in December 2000, May 2002 and March 2004.
(5)	Consists of the Company’s matching contribution to the employees’ 401(k) Plan. The 401(k) matching benefit is provided to all eligible Company employees on a 100% matching basis up to 2% of each employee’s eligible annual salary and on a 50% matching basis up to the next 4% of each employee’s eligible annual salary.

OPTION GRANTS DURING FISCAL YEAR 2004

The following table sets forth information regarding options to purchase Common Stock granted during the year ended June 30, 2004 to each of the Named Executive Officers. The Company does not have any outstanding stock appreciation rights.

Name	Number of Securities Underlying Options Granted(#)(2)	% of Total Options Granted to Employees in Fiscal Year(%)	Exercise or Base Price per Share($/SH)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
					5%	10%
David G. Moore	150,000	5.30	30.14	11/20/13	2,842,500	7,206,000
Dennis L. Devereux	150,000	5.30	30.14	11/20/13	2,842,500	7,206,000
Beth Wilson	150,000	5.30	30.14	11/20/13	2,842,500	7,206,000
Bruce Deyong(1)	36,000	1.27	27.16	8/25/13	614,880	1,558,440
	44,000	1.56	30.14	11/20/13	833,800	2,113,760
Timothy T. Schutz(1)	36,000	1.27	27.16	8/25/13	614,880	1,558,440
	44,000	1.56	30.14	11/20/13	833,800	2,113,760

(1)	Mr. Deyong and Mr. Schutz each received two separate option grants during the year ended June 30, 2004; one on August 25, 2003 for 36,000 shares and one on November 20, 2003 for 44,000 shares. Each of such grants is listed separately in the table above.
(2)	Each option vests 25% per year on each of the first four anniversaries of the grant date and expires on the tenth anniversary of the grant date.
(3)	The potential realizable values are based on an assumption that the stock price of the Common Stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the SEC and do not reflect an estimate of future stock price growth of the shares of the Common Stock.

OPTION EXERCISES IN FISCAL 2004 AND FISCAL YEAR-END OPTION VALUES

The following table contains information regarding options exercised by the Named Executive Officers and their unexercised options as of June 30, 2004.

Name	Shares Acquired on Exercise(#)(1)	Value Realized($)(2)	Number of Shares Underlying Unexercised Options as of June 30, 2004(#)(1) Exercisable/Unexercisable	Value of Unexercised in-the-Money Options as of June 30, 2004($)(3) Exercisable/Unexercisable
David G. Moore	-0-	-0-	736,044/512,500	13,978,725/5,480,625
Dennis L. Devereux	243,784	6,991,248	492,268/512,500	8,646,079/5,480,625
Beth Wilson	178,500	3,767,706	14,476/462,500	327,447/4,656,525
Bruce Deyong	64,000	1,507,773	-0-/212,000	-0-/1,855,100
Timothy T. Schutz	25,000	328,775	-0-/155,000	-0-/632,700

(1)	All share amounts have been adjusted to reflect the Company’s stock splits in December 2000, May 2002 and March 2004.
(2)	Value realized represents the difference between the market value on the date the shares were acquired and the exercise price for the shares.
(3)	Based on the closing sale price of the Common Stock on June 30, 2004 ($24.74), the last trading day of the Company’s fiscal year on the NASDAQ National Market, less the option exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members are Loyal Wilson, Jack D. Massimino and Linda Arey Skladany. Prior to August 2004, Michael P. Berry was also a member of the Compensation Committee. None of such persons is or has ever been an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves or has served as a member of the Compensation Committee or board of directors of any entity that employs or has employed any member or former member of the Compensation Committee of the Company.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors is composed entirely of non-employee directors and establishes Corinthian’s compensation strategy and policies and determines the nature and amount of all compensation for Corinthian’s executive officers, including the Named Executive Officers. The objectives of the Board of Directors in determining the levels and components of executive compensation are to (i) attract, motivate and retain talented and dedicated executive officers, (ii) provide executive officers with both cash and equity incentives to further the interests of Corinthian and its stockholders, and (iii) compensate executive officers at levels comparable to those of executive officers at other comparable companies.

Generally, the compensation of all executive officers is composed of:

•	a base salary,

•	bonuses,

•	perquisites, and

•	periodic grants of equity compensation.

The Compensation Committee believes that these components offer the executive officers competitive compensation, while aligning their interests with those of the Company’s stockholders. Through the use of equity compensation and annual bonuses, executive officers are rewarded for their improvement of the Company’s performance.

Base Salaries. In determining the base salaries of the Named Executive Officers in fiscal 2004, the Board of Directors considered the performance of each executive in past years, the nature of the executive’s responsibilities, the salary levels of executives at comparable publicly held companies and Corinthian’s general compensation practices. Additionally, the Compensation Committee has engaged a professional compensation consulting firm in the past, and expects to do so again periodically in the future, to assist the committee in evaluating compensation levels of Corinthian’s senior executive officers versus those at other comparable companies.

Bonuses. Bonuses for executive officers of the Company, including the Named Executive Officers, are directly tied to achievement of specified goals by the Company or the area of operational responsibility for the particular officer and are paid as a percentage of the officer’s base salary as of the end of the fiscal year. The performance objectives in fiscal 2004 for the Named Executive Officers were generally based on revenue growth and net income growth for the Company or the particular division over which the executive had responsibility for fiscal 2004, compared to revenue and net income for the prior year. All such bonus criteria were established at a time when the Company’s actual performance in relation to the target remained uncertain (as defined in Section 162(m) of the Internal Revenue Code). The Compensation Committee may in the future impose, in its discretion, additional conditions or terms for the payment of bonuses, including the creation of other financial, strategic or individual goals.

During fiscal 2004, the Company’s net income from core operations failed to achieve the minimum growth rate established by the Compensation Committee. Accordingly, Mr. Moore, Mr. Devereux, and Ms. Wilson, as

well as other senior executive officers of the Company, did not receive annual performance bonuses for fiscal 2004. Ms. Wilson received a partial bonus related to the Company’s performance in certain quarters of fiscal 2004. Messrs. Deyong and Schutz received bonuses related to the performance of their respective divisions against previously set targets for revenue, net income and other operating metrics in fiscal 2005.

Equity Compensation. Periodically, the Compensation Committee has granted, and expects in the future to grant, stock options and other forms of equity compensation to executive officers and other key employees of the Company in order to provide a long-term incentive. The value of such equity compensation grants is directly tied to the performance of the Company’s Common Stock. Stock options, in particular, provide an incentive to maximize stockholder value because they reward option holders only if stockholders also benefit. The exercise price of these stock options is the fair market value of the Common Stock on the date of grant. In general, the options vest in equal annual installments over a four-year period beginning one year after the date of grant. Vesting periods are used to retain key employees and to emphasize the long-term aspect of contribution and performance. In making stock option grants to executives and other key employees, the Compensation Committee considers a number of factors, including the performance of such persons, the responsibilities and the relative position of such persons within Corinthian, a review of the compensation of executives and key employees in comparable companies and a review of the number of stock options each such person currently possesses.

Compensation of the Chief Executive Officer. At the start of fiscal 2004, Mr. Moore’s annual base salary was increased to $575,000 per year. Mr. Moore was also granted 150,000 stock options (stock split adjusted) during the fiscal year. Mr. Moore’s salary increase and option grant during fiscal 2004 were based on the Committee’s review of overall compensation for chief executive officers of companies in the same or similar industries, of approximately the same size, and in the same or similar geographic regions. In addition, the Compensation Committee also considered the Company’s superior financial and stock price performance during fiscal 2003 and the prior several years and Mr. Moore’s contribution to the Company’s success. Mr. Moore’s bonus was determined in the same manner as that of the other senior executive officers of the Company. The Compensation Committee believes Mr. Moore’s overall compensation package was generally competitive for fiscal 2004 with the salaries of chief executive officers of companies of our size, structure, complexity and geographic location.

Compliance with Section 162(m). The Compensation Committee currently intends for all base salary and bonus compensation paid to the Named Executive Officers to be tax deductible to Corinthian pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, although the Committee retains the discretion to provide compensation that may not be deductible under Section 162(m) under certain circumstances. Section 162(m) provides that compensation paid to the Named Executive Officers in excess of $1,000,000 cannot be deducted by Corinthian for federal income tax purposes unless, in general, such compensation is objective, performance based, and established by a committee of independent directors, and the plan or agreement providing for such performance based compensation has been approved in advance by stockholders.

The Compensation Committee believes that the executive compensation policies described in this report are in the best interests of the Company and its stockholders. The various compensation mechanisms maintain an appropriate balance between motivating the achievement of short-term goals and strategically incentivizing long-term success. The Compensation Committee will continue to monitor the overall effectiveness of the compensation program to ensure that it will continue to successfully meet our needs.

THE COMPENSATION COMMITTEE

Loyal Wilson (Chairman)

Jack D. Massimino

Linda Arey Skladany

Michael P. Berry (1)

(1)	Mr. Berry was a member of the Compensation Committee during fiscal 2004, the period covered by this report, but is no longer a member of such committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is comprised entirely of non-employee directors, each of whom are “independent directors” as defined in Nasdaq listing standards and in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was included as Appendix A to last year’s Proxy Statement. The Audit Committee held six meetings during fiscal year 2004.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls and establishing and reviewing the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During the 2004 fiscal year, the Audit Committee met and held discussions with management and the Company’s independent accountants, Ernst & Young LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally acceptable accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements of the Company for the fiscal year ended June 30, 2004 with management and Ernst & Young LLP.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2004 with the Company’s management, and has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” Ernst & Young LLP also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees.” The Committee discussed with Ernst & Young LLP that firm’s independence and considered whether the non-audit services provided by that firm are compatible with maintaining its independence.

Based on the Audit Committee reviews and discussions with management and Ernst & Young LLP, as described above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for filing with the SEC for the year ended June 30, 2004.

THE AUDIT COMMITTEE

Jack D. Massimino (Chairman)

Michael P. Berry

Loyal Wilson (1)

Linda Skladany (1)

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THE COMPANY’S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE BY REFERENCE PREVIOUS OR FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOREGOING REPORT OF THE AUDIT COMMITTEE AND ANY STATEMENTS REGARDING THE INDEPENDENCE OF THE AUDIT COMMITTEE MEMBERS SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

(1)	Mr. Wilson and Ms. Skladany were members of the Audit Committee during fiscal 2004, the period covered by this report, but are no longer members of such committee. Mr. Adler became a member of the Committee soon after his appointment to the Board in August 2004.

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees

The aggregate fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal years ended June 30, 2004 and June 30, 2003, the review of the Company’s quarterly reports on Form 10-Qs, and other regulatory filings for such fiscal years were approximately $533,000 and $528,000, respectively.

Audit-Related Fees

The aggregate fees for services rendered by Ernst & Young LLP for audit-related services in the Company’s fiscal years ended June 30, 2004 and June 30, 2003 were approximately $228,000 and $404,000, respectively. Audit-related services principally include due diligence in connection with acquisitions, and accounting and tax consultations in connection with proposed or consummated acquisitions, as well as advice related to the Sarbanes-Oxley Act of 2002.

Tax Fees

The aggregate fees for services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning in the Company’s fiscal years ended June 30, 2004 and June 30, 2003 were approximately $440,000 and $257,000, respectively. Tax fees principally include the preparation of the Company’s domestic and foreign income tax returns as well as state tax planning advice.

All Other Fees

Ernst & Young LLP did not render any services to the Company other than those set forth above in the Company’s fiscal years ended June 30, 2004 and June 30, 2003.

PRE-APPROVAL POLICIES AND PROCEDURES

The Board of Directors has adopted an Audit Committee Charter that requires the Audit Committee to retain, on behalf of the Company, any registered accounting firm employed by the Company, considering, among other matters, such firm’s independence and effectiveness, and to approve the fees and other compensation to be paid to such accounting firm. In addition, the Audit Committee Charter requires the Audit Committee to review, in advance, any non-audit services proposed to be performed by the Company’s independent auditors.

Accordingly, the independent auditors are only permitted to provide services to the Company that have been pre-approved by the Audit Committee. Additionally, the independent auditors may not provide any of the services prohibited by the Sarbanes-Oxley Act of 2002 and may only perform non-prohibited non-audit services that have been specifically approved in advance by the Audit Committee. The Audit Committee has delegated to its chairman, within certain thresholds, the right to approve certain non-audit services between regularly scheduled meetings of the Audit Committee. One hundred percent (100%) of the services performed by Ernst & Young LLP during fiscal 2004 described under the captions “Audit-Related Fees” and “Tax Fees” above were approved in advance by the Audit Committee. None of the hours expended by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal year ended June 30, 2004 were expended by persons other than the principal accountant’s full-time, permanent employees.

EMPLOYMENT AGREEMENTS

The Company has employment agreements (the “Employment Agreements”) with Messrs. Moore and Devereux and Ms. Wilson. The Employment Agreements were executed in November 2001 and had initial terms of two years. The terms of each Employment Agreement are, and have been, automatically extended for an additional year on the first anniversary of the effective date of each agreement and on each subsequent anniversary date, unless either the Company or the executive gives a termination notice to the other party at least one (1) year prior to the expiration date of the then-current term. The maximum term of the Employment Agreements, even with the automatic extensions, is five (5) years.

The Employment Agreements provide for the payment of an annual base salary of not less than $375,000 for Mr. Moore, $250,000 for Mr. Devereux, and $225,000 for Ms. Wilson. The amount of these base salaries will be reviewed annually by the Compensation Committee. The base salary of each such executive in effect from time to time can only be reduced involuntarily by the Company to the extent such reduction is made equally to all employees of a substantially equal level or position. Messrs. Moore and Devereux and Ms. Wilson are also entitled to participate in and be covered by all bonus, incentive and other employee health, insurance, 401K and other plans and benefits currently established for the employees of the Company. In addition, the Employment Agreements provide Messrs. Moore and Devereux and Ms. Wilson with vacation benefits of no less than three weeks per year and reimbursement of all business expenses. If the Company terminates any such executive’s employment without cause, or if such officer terminates his or her employment under certain circumstances set forth in the Employment Agreement, then such officer shall be entitled to a lump sum payment equal to, in the case of Ms. Wilson, her average annual base salary and average annual bonus for the previous two fiscal years, and in the case of Messrs. Moore and Devereux, two (2) times the value of such person’s annual base salary and average annual bonus for the previous two fiscal years.

In the event of a change-in-control of the Company (as defined in the Employment Agreements), each such person would be entitled to receive a payment equal to two times the value of such executive’s average base salary and average annual bonus for the most recent two fiscal years. In the cases of Ms. Wilson, if such payment results in the imposition of excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then her payment will either be (a) the full payment amount, or (b) such lesser amount that would result in no portion of such payment being subject to such excise tax, whichever of the foregoing amounts results in the receipt by such executive, on an after-tax basis, of the greatest amount of such payment. In the cases of Messrs. Moore and Devereux, if such payment results in the imposition of excise taxes under Section 4999 of the Code, such executive is entitled to receive an additional payment so that, after payment by such executive of all applicable excise taxes, such person retains an amount equal to the amount he would have retained had no excise tax been imposed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has no reportable certain relationships or related transactions.

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total returns for Corinthian, the Russell 2000 Index and an index of peer companies selected by Corinthian during the period commencing on July 1, 1999 and ending on June 30, 2004. The comparison assumes $100 was invested on July 1, 1999 in the Common Stock, the Russell 2000 Index and the peer companies selected by Corinthian and assumes the reinvestment of all dividends, if any. The companies in the peer group, all of which are education companies, are weighted according to their market capitalization. Included in the peer group are: Apollo Group Inc., Career Education Corporation, DeVry, Inc., Education Management Corporation, ITT Educational Services, Inc. and Strayer Education, Inc. The performance graph takes into account the two-for-one stock splits of the Company’s common stock effected in the form of stock dividends in December 2000, May 2002 and March 2004.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of September 10, 2004, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by Corinthian to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Company director, (iii) each of the Named Executive Officers and (iv) all of the Company’s directors and executive officers as a group. Unless otherwise indicated below, the persons in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares Owned
Massachusetts Financial Services Company(2) 500 Boylston Street Boston, Massachusetts 02116	5,524,740	6.1%
American Century Companies, Inc.(3) 4500 Main Street, 9th Floor Kansas City, MO 64111	5,666,366	6.3%
David G. Moore(4)(15)	2,133,358	2.3%
Dennis L. Devereux(5)(15)	604,768	*
Beth Wilson(6)(15)	146,976	*
Bruce Deyong(7)(15)	69,000	*
Timothy T. Schutz(8)(15)	34,000	*
Paul R. St. Pierre(9)(15)	238,228	*
Loyal Wilson(10)(15)	50,000	*
Jack D. Massimino(11)(15)	40,000	*
Linda Arey Skladany(12)(15)	40,000	*
Michael P. Berry(13)(15)	48,000	*
Hank Adler(15)	-0-	-0-
All directors and executive officers as a group (20 persons)(4)(5)(6)(7)(8)(9)(10)(11)(12)(13)(14)	3,905,062	4.2%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 10, 2004. As of September 10, 2004, there were 90,350,555 outstanding shares of Common Stock.
(2)	Ownership is based solely on a Schedule 13G filed with the SEC on February 11, 2004. All share amounts have been adjusted to reflect the Company’s 2-for-1 stock split in March 2004. Massachusetts Financial Services Company (“MFS”) also reported on this Schedule 13G that certain other non-reporting entities also beneficially own such shares. According to such Schedule 13G, MFS has sole dispositive power with respect to all of such shares, and has sole power to direct the voting of 5,174,180 of such shares.
(3)

Ownership is based solely on a Schedule 13G filed with the SEC on February 13, 2004. All share amounts have been adjusted to reflect the Company’s 2-for-1 stock split in March 2004. American Century Companies, Inc. (“ACC”) also reported that certain other entities, including American Century Investment Management, Inc. (“ACIM”), American Century Mutual Funds, Inc. (“ACMF”), and various other persons (including the investment companies and separate institutional investor accounts that ACIM serves as investment adviser), either beneficially own all or a portion of such shares (in the case of ACIM and ACMF), or have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. ACC and ACIM indicate that they each have sole voting power and sole dispositive power over all of such shares, and ACMF indicates that it has sole voting power and sole dispositive power over 5,462,000 of such shares.

(4)	Includes 848,544 shares of Common Stock which may be acquired by Mr. Moore upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 10, 2004.
(5)	Consists of shares of Common Stock which may be acquired by Mr. Devereux upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 10, 2004.
(6)	Consists of shares of Common Stock which may be acquired by Ms. Wilson upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 10, 2004.
(7)	Consists of shares of Common Stock which may be acquired by Mr. Deyong upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 10, 2004.
(8)	Consists of shares of Common Stock which may be acquired by Mr. Schutz upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 10, 2004.
(9)	Includes shares which are held in a family trust of which Mr. St. Pierre is a grantor and a trustee and also shares which may be acquired by Mr. St. Pierre upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 10, 2004.
(10)	Includes 4,000 shares owned by Sage Investments Limited Partnership. Mr. Wilson also holds 6,000 shares in his individual capacity in addition to 40,000 shares of Common Stock which may be acquired by Mr. Wilson upon the exercise of stock options currently exercisable or exercisable within 60 days of September 10, 2004. Mr. Wilson is the general partner of Sage Investments Limited Partnership.
(11)	Consists of shares of Common Stock which may be acquired by Mr. Massimino upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 10, 2004
(12)	Consists of shares of Common Stock which may be acquired by Ms. Skladany upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 10, 2004.
(13)	Consists of shares of Common Stock which may be acquired by Mr. Berry upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 10, 2004.
(14)	In addition to the Directors and Named Executive Officers identified on the chart above, also includes beneficial ownership by nine executive officers who are not Named Executive Officers of an aggregate of 500,732 shares, including 470,672 shares which may be acquired upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 10, 2004.
(15)	The address of each such person is c/o Corinthian Colleges, Inc., 6 Hutton Centre Drive, Suite 400, Santa Ana, California 92707.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee has appointed Ernst & Young LLP, independent certified public accountants, as auditors of Corinthian’s financial statements for the fiscal year ended June 30, 2005. Ernst & Young LLP has acted as auditors for Corinthian since February 2002. The Audit Committee has determined to afford stockholders the opportunity to express their opinions on the matter of auditors, and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP. If a majority of the shares voted at the Annual Meeting, in person or by proxy, are not voted in favor of the ratification of the appointment of Ernst & Young LLP, the Audit Committee will interpret this as an instruction to seek other auditors. It is expected that representatives of Ernst & Young LLP will be present at the meeting and will be available to respond to appropriate questions. They will be given an opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF CORINTHIAN’S FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JUNE 30, 2005.

MISCELLANEOUS AND OTHER MATTERS; SOLICITATION

The cost of this proxy solicitation will be borne by Corinthian. Corinthian may request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at Corinthian’s expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by Corinthian for their reasonable out-of-pocket expenses of solicitation.

PROPOSALS OF STOCKHOLDERS

Stockholder proposals intended to be considered at Corinthian’s 2005 Annual Meeting of Stockholders must be received by the Secretary of Corinthian at its principal executive offices no later than June 15, 2005 in order to be considered for inclusion in Corinthian’s Proxy Statement and form of proxy relating to that meeting. If a stockholder notifies Corinthian of such stockholder’s intent to present a proposal for consideration at Corinthian’s 2005 Annual Meeting of Stockholders after August 31, 2005, Corinthian, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.

OTHER BUSINESS

The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those mentioned in Corinthian’s Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the Annual Meeting, however, it is intended that the persons named in the proxy will vote as the Board of Directors directs.

ADDITIONAL INFORMATION

Included herewith and incorporated herein by this reference is a copy of Corinthian’s Annual Report for its fiscal year ended June 30, 2004, as filed with the Commission. Corinthian files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

By order of the Board of Directors

David G. Moore

Chairman of the Board and Chief Executive Officer

Santa Ana, California

October 13, 2004

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

[FRONT OF PROXY CARD]

CORINTHIAN COLLEGES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR ANNUAL MEETING, NOVEMBER 18, 2004

The undersigned, a stockholder of CORINTHIAN COLLEGES, INC., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and a copy of the Company’s Annual Report for the fiscal year ended June 30, 2004; and, revoking any proxy previously given, hereby constitutes and appoints Dennis N. Beal and Dennis L. Devereux and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to vote the shares of Common Stock of the Company standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the DoubleTree Club Hotel, California Ballroom, 7 Hutton Centre Drive, Santa Ana, California 92707 on November 18, 2004 at 10:00 a.m. California time, and at any adjournment thereof, on all matters coming before said meeting.

The Board of Directors recommends a vote FOR Items 1 and 2.

1.	Nominees for a three-year term as a Class III director of the Company’s Board of Directors:

David G. Moore
	☐	For this nominee
	☐	Withhold authority to vote for this nominee

Jack D. Massimino
	☐	For this nominee
	☐	Withhold authority to vote for this nominee

Hank Adler
	☐	For this nominee
	☐	Withhold authority to vote for this nominee

2.	Ratification of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 30, 2005.

FOR ☐ AGAINST ☐ ABSTAIN ☐

3.	In their discretion, upon any other matters as may properly come before the meeting or at any adjournment thereof.

(continued and to be signed on other side)

[BACK OF PROXY CARD]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.

Dated , 2004
Signature of Stockholder

Dated , 2004
Signature of Stockholder

(This Proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the shares are held in joint name, either person may sign this Proxy. If the shareholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.